September 30, 2019

Christopher Netelkos
Vice President
Northridge Corporation
55535 Bull Creek Road
Tarentum
Pennsylvania 15084
northgatecomp@optimum.net
412-455-5299

David Fine, Landlord/Seller

Dear Mr. Fine:

This Letter Notice confirms our conversation on September 28, 2019 to allow an extension to the **LEASE AGREEMENT WITH OPTION TO PURCHASE REAL ESTATE** (the Agreement') made on 8th day of August 2019 to November 22, 2019, and continue with $500 per month rental as stated under paragraph (3) Rent of the Agreement.

All other terms of the Agreement remain the same.

____
David Fine, Landlord/Seller

____
Christopher Netelkos, Tenant/Buyer
Vice President., Northridge Corporation